Exhibit 3.5

MALLESONS STEPHEN JAQUES

Level 50

600 Bourke Street

MELBOURNE VIC 3000

Certificate of Registration of a Company

This is to certify that

STYRON AUSTRALIA PTY LTD

Australian Company Number 141 196 330

is a registered company under the Corporations Act 2001 and is taken to be registered in Victoria.

The company is limited by shares.

The company is a proprietary company.

The day of commencement of registration is the eighteenth day of December 2009.

Issued by the

Australian Securities and Investments Commission

on this eighteenth day of December, 2009.

Anthony Michael D’Aloisio

Chairman

CLAYTON UTZ

Constitution of Styron Australia Pty Ltd

Clayton Utz

Lawyers

Levels 19-35 No. 1 O’Connell Street Sydney NSW 2000 Australia

PO Box H3 Australia Square Sydney NSW 1215

T +61 2 9353 4000 F +61 2 8220 6700

www.claytonutz.com

Our reference 13991/80103542

Styron Australia Pty Ltd ACN 141 196 330

Constitution

1.	Definitions

In this Constitution:

Board means the Directors of the Company from time to time, and if the Company has only one Director, that Director.

Company means Styron Australia Pty Ltd ACN 141 196 330.

Corporations Act means the Corporations Act 2001 (Cth).

Director means a person who is, for the time being, a director of the Company including, where appropriate, an alternate director of the Company.

2.	Interpretation

Headings are for convenience only and do not affect interpretation. Unless the context indicates a contrary intention, in this Constitution:

(a)	a word importing the singular includes the plural (and vice versa);

(b)	a word indicating a gender includes every other gender;

(c)	if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(d)	the word “includes” in any form is not a word of limitation;

(e)	a reference to a statute includes its delegated legislation and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, re-enactments and replacements.

3.	Application of Corporations Act

(a)	Unless the context indicates a contrary intention, in this Constitution a word or phrase given a meaning in the Corporations Act has the same meaning in this Constitution where it relates to the same matters as the matters for which it is defined in the Corporations Act, unless that word or phrase is otherwise defined in this Constitution.

(b)	Unless provided otherwise by articles 4 or 5 of this Constitution, the replaceable rules in the Corporations Act apply to the Company.

4.	Exclusion of replaceable rule

The replaceable rule in section 1072G of the Corporations Act does not apply to the Company.

5.	Transfer of Shares

Notwithstanding anything in this Constitution, the Company may not refuse to register a transfer of shares made pursuant to a valid exercise of an enforcement power under a charge or mortgage of the shares the subject of the transfer. The Directors may rely on receipt of such a transfer as conclusive notice that the charge or mortgage has become enforceable and that the relevant transfer is made pursuant to a valid exercise of an enforcement power.

6.	Powers of the Board

If the Company is a wholly-owned subsidiary, a Director is authorised to act in the best interests of its holding company provided that the Director acts in good faith in the best interests of that holding company and the Company is not insolvent at the time the Director acts and does not become insolvent because of the Director’s act.